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                                                                 Exhibit 3(b)(2)

[EQUITY SERVICES, INC. LETTERHEAD]            REGISTERED REPRESENTATIVE CONTRACT


     This contract, entered into by and between Equity Services, Inc., National Life Drive, Montpelier, Vermont, herein termed "Company" and herein termed "Representative" shall take effect on the date of execution of this contract by Company.

     The contract shall supersede all previous agreements of whatever kind between the parties.

     Company agrees that during the term hereof Representative may solicit and procure applications for the purchase of securities which Company may from time to time be authorized to sell or distribute.

EXPENSES

     Representative understands that Representative has no authority to incur any expenses or obligations in the name of Company and Representative agrees to indemnify and save Company harmless from any and all expenses, liabilities, costs, causes of actions, and damages resulting from or growing out of any action, conduct or representation made by Representative or for which Representative is responsible. Representative agrees to pay all expenses personally incurred in connection with Representatives's work including the costs of transportation and (except to the extent to which Company may as a matter of policy elect to reimburse Representative therefor) any license fees and examination fees required by state or federal authorities to be paid for the privilege of selling or soliciting sales of securities.

SCOPE OF AUTHORITY

     Representative's relationship with Company shall be that of independent contractor and not that of employee. Representative shall be free to exercise independent judgment as to the persons to be solicited and the time, place and manner of solicitation.

COMPLIANCE WITH RULES AND REGULATIONS

     Representative agrees to comply with all rules and regulations of the National Association of Securities Dealers, Inc., (the "NASD"), including its Rules of Fair Practice and with all applicable laws and governmental regulations and with all of the policies, rules and regulations of Company relating to the solicitation and sale of securities (all of which policies, rules and regulations are and will be designed to insure that only fair sales presentations, which comply with all applicable laws and regulations, will be made to prospects). Representative further agrees that Representative will make no solicitations in areas (a) in which the securities are not registered for sale, nor (b) in which either Company or Representative or both are not duly licensed and authorized to solicit such sales.

SALES RESTRICTIONS

     Representative agrees not to make any representations concerning any securities except such representations as are contained in the current prospectuses and in written information provided by the Company as supplemental to such prospectuses. Representative also agrees not to use any sales literature, sales bulletins or any other advertising or sales material except that which has been supplied by or approved in writing by Company; nor shall Representative communicate in writing with any client or prospective client relative to securities investments unless each such communication has been approved in writing by Company prior to its use. Representative also agrees that Representative will not address any club, organization, group or gathering on behalf of Company or securities distributed by it without prior written consent by Company.

ACCEPTANCE AND PAYMENT

     All applications for the purchase of securities and sales of such securities are subject to acceptance by Company and the issuer of such securities at their respective principal offices. Should an application or sale be, for any reason, rejected or should any securities purchased be tendered for redemption or repurchased by the Issuer within seven business days after Company's confirmation of the purchase order therefor, Representative will not be entitled to any compensation on such application or the sale of such securities and Representative shall promptly refund any compensation received because of an application or sale. Representative has no authority for or on account of Company or the issuer of securities to collect or receive payment in Representative's own name for such securities from any applicant for the purchase thereof, it being understood that all such payments are to be by checks or other means of payment, payable to Company or as it may specify. The Representative shall not forward personal funds to Company for or on behalf of any customer or otherwise directly or indirectly furnish funds for any customer, in connection with any purchase of securities. Representative shall not directly or indirectly arrange for, or assist in arranging for, the extension or

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maintenance of credit to, for or on behalf of any person in connection with the purchase of securities. Company reserves the right to settle any claims against Company arising from the sale of securities by the Representative. Company also reserves the right to refund to the investor payments made by Representative on Representative's securities without Representative's consent at any time and to charge back against the Representative's account commissions and service fees received by Representative because of such sale. Representative further agrees that if such a charge back should leave a deficit balance in Representative's account with Company, that upon written notice and request by Company to Representative, Representative will, within fifteen (15) days from receipt of such notice and request, reimburse Company for the full amount of such deficit.

COMPENSATION

Company shall pay to Representative, as Representative's sole compensation, commissions and service fees, if applicable, on sales of securities for applications procured by Representative hereunder, as shown on Schedule "A" attached to this contract and made a part hereof, to be paid monthly subject to other applicable provisions hereof. Except for adjustments provided for in Schedule "A" attached hereto, commissions and service fees payable to Representative as set forth in Schedule "A" and any of the other provisions of Schedule "A", are subject to change, but not retroactively, from time to time by written notice mailed by Company to Representative at the address of the Company's Branch Office Supervisor or National Life General Agent with whom Representative is associated, such notice to also include the effective date of the new compensation schedule. In case a question of credit for business shall arise, the Company's decision shall be final. Compensation shall be payable only if and when the payments are received by Company.

INDEBTEDNESS SET-OFF

Company may set off against commissions and service fees (including incentive compensation commissions) due or which may become due to Representative from Company or any of Company's affiliates, any debts or other obligation of any nature whatsoever due or which may become due from Representative to Company.

REPRESENTATIONS

No representation, inducement, or commitment, other than those expressly set forth in this Contract, has been made to or is relied upon by Representative.

ASSIGNMENT

This Contract is personal and not transferable. No right, benefit, or interest issued hereunder shall be the subject of assignment unless authorized in advance in writing by Company.

TERMINATION

This Contract will terminate upon death of Representative and may be terminated by either Representative or Company at any time with or without cause upon written or telegraphic notice specifying a date of termination at least 30 days subsequent to the date on which the notice was sent, and sent to the last known address of the party. Upon termination of this Contract, Representative shall return to Company all records, literature, licenses, authorization, cards, bond cards, sales aids, sales manuals and data belonging to Company and pending return of these items, Company shall withhold any and all compensation which may be due Representative. No compensation, except initial commissions with respect to sales of securities actually consummated prior to termination, shall be payable after termination of this Contract.

POST TERMINATION ETHICS

Representative agrees that after termination of this Contract either by Representative or by Company, Representative will not cause or solicit the liquidation of any securities (other than those personally owned by Representative) of any investment company whose securities Representative has been authorized to sell by Company, nor will Representative aid or abet anyone else in so doing. Company shall at all times have the right to apply, to any court of general jurisdiction in the state where personal service can be obtained upon Representative, for a Writ of Injunction restraining and forbidding Representative from any continued breach or violation of this paragraph of this Contract.

BINDING AGREEMENT

This agreement is binding upon Company, its successors and assigns, and upon Representative, and Representatives heirs and authorized assigns.

CONDUCT

Representatives shall endeavor to promote the interest of Company as contemplated by this Contract and so conduct themselves as not to affect adversely the business, good standing, or reputation of themselves or Company.

WAIVER

Failure or delay by Company at any time or times to

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declare breach and termination of the Contract because of any violation or violations of the provisions hereof shall not be deemed a waiver on the part of Company for that or any subsequent violation by Representative.

TRAINING MATERIALS

Representative acknowledges that Representative has read and maintains a copy at Representative's office of the following: (a) Manual of the NASD (including Rules of Fair Practice); (b) Company's Administrative Manual; (c) Company's Compliance and Supervisory Guidelines; and (d) Company's Marketing Manual.

INFORMATION & REPRESENTATION OF OTHER BROKER/DEALERS

Representative agrees to furnish to Company such information about Representative, including, but not limited to, information relating to Representative's prior business experience, educational background, financial status, and reputation in the community, as may from time to time be requested by Company for the purpose of complying with federal, state and NASD requirements. Representative further agrees that all such information furnished shall be true and complete and kept current at all times. Representative also agrees that failure to supply such information or submission of information which contains any untrue statement of a material fact or which omits to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading, shall constitute a breach of the Contract. Representative agrees that during the term hereof Representative will not be associated with any other broker or dealer for the sale of securities, except with the written consent of Company.

In Witness Whereof, Company has executed this contract by its Director of Compliance at Montpelier, Vermont this ____ day of ______________, 19__ and Representative has executed this Contract at ____________________________ this ________day of ____________________, 19__.

EQUITY SERVICES, INC.                   REGISTERED REPRESENTATIVE


___________________________________     ______________________________________
(ESI signature)                         (Reg. Rep. signature)


___________________________________     ______________________________________
(ESI Witness signature)                 (Reg. Rep. Witness signature)